Exhibit 99.1

RPC Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMACEUTICALS ADDRESSES DEFAULT OF FY2011 Q1 NOTES

(TUSTIN, CA) May 13, 2011/Marketwire –Radient Pharmaceuticals Corporation (AMEX:RPC), a developer and global marketer of In Vitro Diagnostic (IVD) cancer diagnostic tests, today announced it has filed an 8K with the Securities and Exchange Commission (“SEC”) reporting  that an event of default has occurred, which caused the balance of the Convertible Promissory Notes (“Notes”) RPC issued in the first quarter FY2011 to increase and become immediately due and payable.

RPC is in the process of negotiating a settlement with the five Note holders regarding the default.  As of the date of this release, no formal settlement has been reached and there can be no assurance that a settlement will be reached on favorable terms or at all.

The Company was required to pay a monthly installment amount of approximately $844,000 on May 1, 2011.  However, since such payment would cause the Company to drop below the required cash balance imposed by the securities purchase agreement pursuant to which the Notes were issued, the Company did not make such payment, triggering an event of default under the Notes.  As of May 1, 2011 the outstanding principal of the Notes is $6,750,000.  Pursuant to rights under the note, all Note holders submitted redemption notices to the Company requesting the Company redeem the Notes in full.  As a result, in accordance with the redemption terms of the Note, the Company would be required to pay an aggregate of $8,618,311 to the Note holders.  Once any settlement negotiations have been finalized, RPC intends to issue a press release to update shareholders.

For additional information regarding the default and payment owed, please refer to the Form 8-K – Triggering Events that Accelerate of Increase a Direct Financial Obligation filed on May 11, 2011.

For additional information on Radient Pharmaceuticals Corporation and its products visit: www.radient-pharma.com or send e-mail to info@radient-pharma.com. For Investor Relations contact Kristine Szarkowitz at IR@RadientPharma.com or 1.206.310.5323.

About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is dedicated to saving lives and money for patients and global healthcare systems through the deployment of its FDA-cleared In Vitro Diagnostic Onko-Sure® Test Kits for colon-rectal cancer recurrence monitoring. The Company's focus is on the discovery, development and commercialization of unique high-value diagnostic tests that will help physicians answer important clinical questions related to early disease-state detection, treatment strategy, and the monitoring of disease progression or recurrence. To learn more about our company, products, and potentially life-saving cancer test, visit www.radient-pharma.com.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products, and prices. With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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